Filed pursuant to Rule 424(b)(3)

Registration No. 333-228963

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED APRIL 1, 2021

TO THE PROSPECTUS DATED MAY 14, 2020

Legg Mason Partners Fund Advisor, LLC (“LMPFA”), the investment manager to Clarion Partners Real Estate Income Fund Inc. (the “Fund”), has agreed to waive its management fee from April 1, 2021 through April 30, 2022. LMPFA previously agreed to waive its management fee from December 4, 2019 through December 31, 2020. Under the Fund’s investment management agreement with LMPFA, the Fund will pay an annual fee, paid monthly, in an amount equal to 1.25% of the average daily value of the Fund’s net assets. The waiver cannot be terminated prior to April 30, 2022 without the consent of the Fund’s Board of Directors. The longer an investor holds shares of the Fund’s common stock during this period the longer such investor will receive the benefit of the management fee waiver period.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

Please retain this supplement for future reference.

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